Exhibit 99.1

Samsonite Announces Expiration of Tender Offer for 10 ¾% Senior Subordinated Notes

DENVER, Colorado, June 23, 2004 – SAMSONITE CORPORATION (OTC Bulletin Board: SAMC.OB) announced today that its previously announced offer to purchase any and all of its outstanding 10 ¾% Senior Subordinated Notes due 2008 (the “Notes”) expired at 12:00 midnight, New York City time, on June 22, 2004.

Approximately $240.4 million aggregate principal amount, or 78%, of the outstanding Notes, have been validly tendered and accepted by the Company.

The remaining outstanding Notes will be redeemed on July 11, 2004 (the “Redemption Date”) at a price of 103.5833% of the principal amount together with interest accrued to the Redemption Date.  Interest on the Notes called for redemption will cease to accrue on and after the Redemption Date.

The Company is one of the world’s largest manufacturers and distributors of luggage and markets luggage, casual bags, backpacks, business cases and travel-related products under brands such as SAMSONITE®, AMERICAN TOURISTER®, LARK®, HEDGREN® and SAMSONITE® black label.